Exhibit 99.1

NUTRICEA ANNOUNCES SETTLEMENT OF SECURITIES CLASS ACTION SUIT

Settlement to be Funded Entirely from Insurance Proceeds

PHOENIX, AZ, May 18, 2010 —NutraCea (NTRZ), a world leader in stabilized rice bran (SRB) nutrient research and technology, today announced that it has reached a complete settlement of the securities class action lawsuit initially filed on February 29, 2009. The settlement of the consolidated class action suit is subject to preliminary and final approval of the United States District Court for the District of Arizona and the United States Bankruptcy Court for the District of Arizona.

Under the terms of the settlement agreement NutraCea’s insurance company will create a settlement fund in the amount of $1,500,000 to pay claims submitted by class members.  The settlement fund will also contain 50% of any funds remaining in the insurance policy after payment of all valid claims (including  legal fees), as long as there is  $150,000 or more of funds remaining in the policy. The plaintiffs were seeking damages against NutraCea and certain former officers and directors for alleged federal and Arizona state securities law violations.  The settlement provides full and complete settlement for all claims against NutraCea and the other defendants under the class action suit.

W. John Short, Chairman and CEO, commented, “We are pleased to have reached this agreement, which we believe to be in the best interest of our shareholders.  The resolution of the suit will allow management to focus more completely on successfully exiting chapter 11, growing our company and restoring value for our shareholders.”

Anyone who purchased NutraCea shares between April 2, 2007 and February 23, 2009 may be entitled to a share of the settlement.

Forward-Looking Statements

This release contains forward-looking statements, including statements about NutraCea obtaining District Court and Bankruptcy Court approval of the settlement, successfully exiting the Chapter 11 proceeding, Company growth and the restoration of value for the Company’s shareholders. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward- looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic report.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com